Exhibit 10.2

SITE SERVICES AGREEMENT

THIS SITE SERVICES AGREEMENT (this “Agreement”), dated effective as of [____] (the “Effective Date”), is by and between BestWater USA Inc., D/B/A BW Industrial Construction, a Texas corporation (the “Company”) whose principal office is located at [_2825 Wilcrest Dr., Ste421, Houston, TX, 77042________] and [__], a [ ] (“Contractor”) whose principal office is located at [_]. Contractor and Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, the Company has entered into a contract (“Owner Project Contract”) with [___] (the “Owner”) to perform certain engineering, procurement, and/or construction services for the [_______] Project (the “Project”), located at or near [__] (the “Project Site”);

WHEREAS, the Contractor is engaged in the construction business and appropriately licensed in the State of Arizona (Contractor License No. [__________]), and has the experience, expertise, and capacity to perform the Work (as defined below) for the Project; and

WHEREAS, the Company and the Contractor desire to enter into this Agreement, pursuant to which the Company subcontracts its obligations to perform a portion of the services under the Owner Project Contract to Contractor and Contractor agrees to perform such services in strict compliance with the terms of this Agreement and requirements of the Owner Project Contract.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. Work; Pricing. As further described in this Agreement, Contractor agrees to perform the work and services as described in Attachment 4 (the “Work”) the Project Site in strict compliance with the terms of this Agreement and requirements of the Owner Project Contract. Company agrees to pay Contractor for the same

[at a fixed price of [US Dollars ($XXXX.00)] (the “Contract Price”)

II. Schedule; Progress Reporting. Contractor will perform the Work in accordance with the schedule and terms set forth in Attachment 2, including any Milestone Dates therein or otherwise required by the Owner Project Contract, as the Company may adjust in its sole discretion from time to time. Contractor will, on a [monthly] basis (and at such other times as reasonably requested by Company) provide Company with written reports of the progress of the Work in form and substance acceptable to Company. In the event Owner assesses any liquidated damages against Company pursuant to the terms of the Owner Project Contract, or Company incurs any other damages, costs, or expenses as a result of delays caused or occasioned, in whole or in part, by the actions or inactions of Contractor, then Contractor shall be responsible to Company for such liquidated damages or damages, costs, or expenses. Company may deduct such amounts from any amounts otherwise due Contractor under this Agreement and recover from Contractor any excess sums not deducted.

III. Notices: All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given: (a) on the same day when transmitted by electronic mail to the recipient’s e-mail address as set forth below; provided, that the recipient has confirmed its receipt of the email by response email, or (b) on the date when delivered, when sent by overnight courier (e.g., FedEx or UPS) or by personal delivery. All notices shall be delivered or sent to the Parties at their respective address(es)shown below or to such other address(es) as a Party may designate by prior written notice given in accordance with this provision to the other Party:

IV. Attachments; Order of Precedence; Owner Project Contract. The following documents are set forth as attachments to, and are hereby deemed incorporated and made a part of, this Agreement:

Attachment 1:	Terms and Conditions
Attachment 2:	Work Schedule
Attachment 3:	Payment Terms
Attachment 4:	Scope of Work
Attachment 5:	Insurance Requirements

In the event of a conflict among, or within, any provision within this Agreement, then the body of this Agreement shall control over the Attachments, and the Attachments shall be given precedence in the order stated above; provided that, any amendments this Agreement (including Change Orders) duly signed by both Parties after the execution of this Agreement, with those of a later date having precedence over those of an earlier date concerning the same matter. If such order of precedence does not resolve the conflict, then the more stringent or higher quality requirements of such provisions which are applicable to the obligations of Contractor shall take precedence over the less stringent or lesser quality requirements applicable thereto. The Parties shall attempt to resolve the differences equitably and if unable to do so shall pursue remedies under the dispute resolution provisions herein.

Contractor acknowledges that the Owner Project Contract has been or will be upon request made available and hereby agrees, to the extent of the Work being performed by Contractor, to be bound to Company by the terms of the Owner Project Contract, and to assume toward the Company all the obligations and responsibilities, including the responsibility for safety of the Contractor’s Work that the Company, by the Owner Project Contract, has assumed toward the Owner. Contractor shall require each subcontractor it retains to enter into similar agreements obligating such subcontractors to the terms of the Owner Project Contract applicable to such subcontractor’s work. In the event of a conflict between the terms of this Agreement and the Owner Project Contractor, the more stringent or higher quality requirement shall take precedence over the less stringent or lesser quality requirements applicable thereto.

V. Entire Agreement. This Agreement supersedes any prior agreements between Company and Contractor in regard to the Work and Project, whether written, oral or otherwise.

VI. Further Cooperation. Each of the Parties shall use commercially reasonable efforts to, from time to time at the request of the other Party, furnish the other Party such further information, execute and deliver such additional documents and instruments, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

VII. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic or facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any .pdf-format or other electronic or facsimile transmission of any signature of a Party shall be deemed an original and shall bind such Party.

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Signature page to follow.]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

Company:	Contractor:

BestWater USA Inc.,	[_______________]
D/B/A BW Industrial Construction

By:	By:

Name:	Name:

Title:	Title:

ATTACHMENT 1

TERMS AND CONDITIONS

1. WORK AND PRODUCTS; SUBCONTRACTING. The Work is as described in Attachment 4 of this Agreement, and includes all Work expressly included therein or reasonably inferable therefrom. Contractor acknowledges and agrees it has had an opportunity to review the plans, specifications, drawings, and other materials describing the Work to be completed. Any materials, equipment and/or other goods supplied, provided, installed or constructed by Contractor as part of the Work (if any) shall be referred to herein as “Products.” Contractor may not subcontract any Work without obtaining the prior written consent of Company approving (in the Company’s sole discretion) Contractor’s proposed subcontractor(s). Any such permitted subcontracting shall not relieve Contractor of its obligations under this Agreement. Contractor shall promptly notify Company in writing in the event it discovers any nonconformity, error, or omission in the documents describing and/or governing the Work to be performed.

2. PAYMENTS; LIEN WAIVERS; TAXES; RECORDS.

2.1 Invoicing. Invoicing for Work shall be as set out in Attachment 3. Company shall pay all undisputed amounts under any such invoice within seven (7)days after its receipt of payment from the Owner for the work and materials set forth in Contractor’s invoice. Notwithstanding anything in this Agreement to the contrary, Company may, without prejudice to any other rights Company may have, withhold such invoiced amounts from Company’s invoices to Owner or withhold all or any portion of any payment due Contractor for: (a) defective, incomplete or non-conforming Work by Contractor or any of its subcontractors; (b) damage to Company’s or Owner’s property to the extent caused in whole or part by the negligence of Contractor, its employees, its subcontractors or its agents; (c) claims filed by third parties for which Contractor has an indemnification obligation toward a Company Indemnitee under this Agreement; or (d) any other reason permitted by law, including but not limited to the bases described in A.R.S. § 32-1183. If Company elects to withhold Contractor’s invoice or payments due Contractor, Company shall provide a written statement to Contractor within fourteen (14) days after receipt of Contractor’s invoice.

2.2 Lien Waivers. For any invoice hereunder to be properly payable, and as a condition precedent to payment by Company, Contractor shall provide Company with conditional lien waivers covering the invoiced amounts, in form and substance acceptable to Company, from Contractor and any subcontractor or supplier who has or may claim lien rights in connection with such invoice.

2.3 Taxes. Contractor shall administer and pay all sales, use, gross receipts, income, duties and withholding taxes and other similar taxes, duties and contributions imposed by any taxing authority in connection with the performance of the Work including, without limitation, taxes on or measured by Contractor’s receipts hereunder and taxes on or measured by wages earned by employees of Contractor. Contractor shall furnish to the appropriate taxing authorities all required information and reports in connection with such taxes. However, to the extent the Company is legally obligated to pay any such taxes, Contractor shall reimburse Company for the full amount of such taxes paid by Company. Contractor shall defend and indemnify Company from any and all claims, charges, fines, investigations, and similar disputes which arise from or relate to Contractor’s actual or alleged failure to comply with the provisions of this Section.

2.4 Records. Contractor shall maintain accurate records, in accordance with United States generally accepted accounting practices and in a format that will permit audit of expenses that are, pursuant to the terms of this Agreement, reimbursable or payable in connection with the Work. Contractor shall make such records available for audit by Company or its agents during Contractor’s normal working hours. Contractor shall maintain such records for not less than three years after the completion of the Work.

3. SHIPMENT, DELIVERY AND TITLE.

3.1 Shipment and Delivery. If the Work includes the delivery of Products, Contractor will deliver all Products “Delivery Duty Paid” (DDP) (Incoterms 2020) to the Project Site. Title and risk of loss or damage to Products shall pass to Company upon completion of such delivery, except to the extent that any damage is caused by the negligence or willful misconduct of Contractor or its employees, subcontractors or agents. Unless otherwise directed by Company, Contractor shall have the right to make partial shipments of Products.

3.2 Title and Liens. Contractor warrants that title to all Products provided hereunder will be free and clear of all claims, liens, security interests and other encumbrances. Contractor shall promptly pay all costs incurred by Contractor in performing the Work and shall take all actions necessary to (a) avoid the attachment of any liens or charges on Company’s property, or (b) remove any lien on Company’s property arising from the Work. If Contractor fails to keep the Project or Company’s property free from liens, Company may in its sole discretion take such steps as may be necessary to resolve and remove such liens and Contractor shall within five (5) days of demand therefore reimburse Company in full or any expenses, costs, payments, and professional and attorneys’ fees Company incurs in connection with the same.

4. SIGNIFICANT OBLIGATIONS AND PROFESSIONAL RESPONSIBILITIES.

4.1 Standards of Performance. Contractor shall perform all Work (a) in a professional, prudent and workmanlike manner that is free from defects, errors and omissions and with the same degree of skill, care, diligence and competence that is utilized by nationally-recognized construction professionals in the same field under the same or similar circumstances; and (b) strictly in accordance with all applicable laws, codes, permits and safety precautions, the terms of this Agreement, and the Owner Project Contract.

4.2 Applicable Laws. Contractor shall comply with all international, national, federal, provincial, state and local laws, decrees, regulations and ordinances (including without limitation those of the Project’s local jurisdiction) including, without limitation, those pertaining to the environment, health, safety, sanitary facilities, waste disposal and other matters applicable to or affecting the performance of the Work that are published and in effect at the time the Work is performed (“Applicable Laws”). Contractor shall ensure that its employees, agents and subcontractors comply with Applicable Laws and any applicable site rules and regulations while on the premises of Owner (or the Company), provided that Contractor has been notified of such site rules.

4.3 Safety. Contractor shall, and shall ensure that its employees, agents and subcontractors, comply with all OSHA regulations and other federal, state or local safety standards. Contractor shall take all necessary precautions in accordance with prudent industry standards for the safety of all persons and property at, on, or near the work site, including erecting and maintaining proper safeguards. Any safety incidents, injuries or hazards incurred by or encountered by a Party must be reported immediately to the other Party. Contractor shall comply with all safety requirements imposed by the Owner Project Contract.

4.4 Hazardous Substances.

4.4.1 During the course of the Work, Contractor will take all industry standard measures necessary to prevent the release of any and all chemicals, constituents, contaminants, pollutants, materials, and wastes and any other carcinogenic, corrosive, ignitable, radioactive, reactive, toxic or otherwise hazardous substances or mixtures (whether solids, liquids, gases), or any similar substances now or at any time subject to regulation, control, remediation or otherwise addressed under Applicable Laws, including but not limited to those laws, regulations and policies relating to the discharge, emission, spill, release, or threatened release into the environment or relating to the disposal, distribution, manufacture, processing, storage, transport, treatment, transport, or other use of such substances (“Hazardous Substances”) by Contractor, its employees, subcontractors and agents at the Project Site or adjacent areas. Contractor will immediately notify Company of, and will be responsible, at its own expense, for the clean up, removal and remediation of) any spills, emissions or other releases of Hazardous Substances caused by Contractor’s personnel. If during the performance of the Work, Contractor encounters a pre-existing condition that may constitute Hazardous Substances on or under the Project Site, Contractor will immediately stop Work in that area and notify Company, who will determine what activities will thereafter occur in relation to such condition.

4.4.2 Contractor shall provide to Company a “Material Safety Data Sheet” for each Hazardous Substance (including lubricants, solvents, paints, cleaners, inhibitors) prior to its use by Contractor or its subcontractors at any Company facility and for any Hazardous Substance that may be contained in any Product furnished to a Company facility as a part of the Work. Prior to shipment of any Hazardous Substances, Contractor shall, and shall require its subcontractors to label all containers as containing Hazardous Substances.

4.5 Permits. Contractor will obtain and maintain in full force and effect any and all permits, licenses and consents required under Applicable Laws in order for Contractor to perform the Work (“Applicable Permits”).

4.6 Non-Interference; Company Property Damage. Contractor will not, and will ensure that its employees, subcontractors and agents do not, interfere with the ongoing operations of any facility or equipment, except as otherwise approved by Company or the Owner in writing in advance of such interference. Contractor will take all reasonable actions to protect each facility, equipment and all other property of Company and Owner from damage as a result of its performance of the Work. Contractor shall reimburse Company and Owner for actual costs and expenses (including property replacement and remediation costs) caused by damage to or loss of Company’s or Owner’s property to the extent caused by the negligent or willful actions of Contractor, its employees, agents or subcontractors. Contractor will insure all of Contractor’s and its subcontractor’s equipment, tools and devices, and at all times remain responsible for the risk of loss thereof.

4.7 Items Supplied by Company. Any tools, supplies, equipment, facilities or other items supplied by Company to Contractor for performance of any Work (“Company Supplies”) shall be given to Contractor on a temporary basis and returned to Company upon completion of use by Contractor of such Company Supplies or as otherwise agreed to by the Parties. Any Company Supplies are provided to Contractor “AS IS,” and Company makes no representation as to the conditions, suitability for use, freedom from defects or otherwise.

4.8 Inspection. Contractor shall permit Company and its designated employees to inspect any Products or Work at any time, including while at Contractor’s facilities. If Contractor fails to correct defective Work or fails to diligently carry out the Work in accordance with the requirements of this Agreement and the Owner Project Contract or if Contractor’s actions otherwise fail to conform to the requirements of this Agreement or the Owner Project Contract, then Company may order Contractor to stop performance of the portion of the Work affected thereby, until the cause of such order has been eliminated.

4.9 Removal of Personnel. If at any time during the performance of the Work, any of Contractor’s or its subcontractor’s personnel become, for any reason, unacceptable to Company, including as a result of such person’s creating an undue risk of a safety hazard at the Project Site, then, upon notice from Company, Contractor will immediately remove and replace such individual.

4.10 Clean-Up and Waste Disposal. During the performance of the Work, Contractor shall keep the Project Site and the surrounding area clean and free from accumulations of waste materials, rubbish and other debris resulting from the Work. Contractor shall dispose of such items in accordance with all Applicable Laws and Applicable Permits. If Contractor fails to clean the premises as required above, Company may at its discretion (and without relieving Contractor of its obligations) do such cleaning as it may deem necessary or appropriate and charge Contractor for the costs of performing such work either directly or by offset against any payment due Contractor. Upon completion of the Work, Contractor will (and the Work will not be considered complete until Contractor has) (a) complete clean the Project Site so as to remove and dispose of all remaining waste materials, rubbish, and other debris resulting from the Work (such disposal to be in accordance with all Applicable Laws and Applicable Permits), (b) remove from the Project Site all of Contractor’s tools, construction equipment, machinery, and surplus materials, and (c) leave the Project Site in a clean, safe and useable condition.

5. WARRANTIES.

5.1 Products.

5.1.1 If the Work includes the provision of any Products, then Contractor warrants that all Products provided by Contractor will be free from defects in materials, design and workmanship. With respect to each Product, this warranty shall apply to all defects existing prior to the earlier of (a) one (1) year from the date of first use of such Products or (b) eighteen (18) months from the date of delivery of such Product under Section 3.1.

5.1.2 In the event any Product fails to comply with the foregoing warranty, Contractor will at its own expense either repair the defective Products (such repair to be made so as to remove the root cause of the defect, not merely address a symptom of the defect) or will replace the defective Products with new non-defective Products, installed in place of the defective Product. Contractor and Company will in good faith discuss and use reasonable efforts to agree upon whether the aforesaid remedy will be to so repair or to so replace, depending upon the circumstances; provided, that the ultimate decision between these two options will be as directed by Company. Contractor will bear all costs of mobilization, removal and/or disassembly of structures to access the defective Product and install the replacement therefor or make the repair thereof, reassembly of such structures, and demobilization, and any other costs relating to undertaking its warranty obligations hereunder. Any new replacement Product(s) or repaired Products provided hereunder as a matter of fulfillment of the warranty will be re-warranted in accordance with the provisions above.

5.2 Work.

5.2.1 Contractor warrants that the Work performed by Contractor, its employees, agents and subcontractors will be (a) performed in a professional, prudent and workmanlike manner that is free from defects, errors and omissions and with the degree of skill and care that is utilized by nationally-recognized professionals in the same field under the same or similar circumstances; and (b) strictly in accordance with all Applicable Laws and Applicable Permits, the terms of this Agreement, and the requirements of the Owner Project Contract.

5.2.2 The foregoing warranty will endure for a period of two (2) years from date of completion of all of the Work hereunder. If the Work fails to comply with this warranty during such period, then Contractor will, at the direction of Company, and at Contractor’s sole expense, re-perform or otherwise correct the non-conforming Work and remedy any adverse consequences of such non-conformance. Any reperformance or correction of non-conforming Work provided hereunder as a matter of fulfillment of the Work warranty will be re-warranted in accordance with this Section 5.2.

5.3 Implied Warranties. THE COMPANY’S REMEDIES UNDER THIS SECTION 5 ARE IN ADDITION TO ANY AND ALL OTHER REMEDIES THAT COMPANY MAY HAVE IN ANY GIVEN EVENT UNDER LAW OR AT EQUITY.

6. CHANGE ORDERS.

6.1 No Change Orders. Except to the extent that the Owner requests extra work in written and approved by Company in written.

6.2 No Delayed Fees.

6.3 Any RFI for drawing details, explanation, or others is not accepted as Change Orders.

7. INDEMNIFICATION.

7.1 Indemnity. To the fullest extent permitted by law, Contractor hereby assumes liability for and will indemnify, defend and hold harmless Company and the Owner, and their respective affiliates, shareholders, members, partners, employees, representatives and agents (the “Company Indemnitees”) from and against any and all liabilities (including any strict liability), claims, suits, damages, actions, costs (including attorneys’ fees), expenses, losses or judgments (each of the foregoing, a “Claim”) that may be imposed on, incurred by or asserted against any Company Indemnitee that relate to or arise out of (a) bodily injury (including death) or damage to or destruction of property to the extent caused by the negligent acts, errors, omissions or willful acts of Contractor, its employees, subcontractors, agents or other representatives; (b) the release of any Hazardous Substances on or from the Project Site or any areas adjacent thereto to the extent caused by the negligent or willful acts of Contractor, its employees, subcontractors or agents; (c) the violation of any applicable laws and/or Applicable Permits by any of Contractor, its employees, subcontractors, agents or other representatives; (d) any claim or allegation by any third party that any Product or Work provided by Contractor hereunder or any information provided by Contractor or any subcontractor in connection with its performance of the Work constitutes an infringement of any patent, trade secret, copyright or proprietary rights of such third party, or (e) any claims, liens, claims of lien, or causes of action for the actual or alleged failure of Contractor to pay for services, labor, materials, supplies or equipment furnished directly or indirectly by Contractor or any of its subcontractors or suppliers under this Agreement.

7.2 Notice and Legal Defense. Promptly after receipt of a Company Indemnitee of any Claim or notice of the commencement of any action, administrative or legal proceeding, or investigation in connection with an actual or potential Claim as to which any indemnity provided for in Section 7.1 may apply, the Company Indemnitee will notify Contractor in writing of such fact. Without limiting the generality of Contractor’s undertaking under Section 7.1, Contractor shall assume on behalf of the Company Indemnitee, and conduct with due diligence and in good faith, the defense thereof; provided, that the Company Indemnitee shall have the right to be represented therein by advisory counsel of its own selection and at its own expense; and provided further, that if the defendants in any such action include both Contractor and the Company Indemnitee, and if the Company Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to Contractor, then the Company Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its own behalf and at Contractor’s expense.

7.3 Failure to Defend Action. If any Claim arises as to which any indemnity provided for in Section 7.1 may apply and Contractor fails to assume the defense of such Claim, then the Company Indemnitee against which the Claim is instituted or commenced may, at Contractor’s expense, contest or settle such Claim. All costs and expenses incurred by Company or the Company Indemnitee in connection with any such contest, settlement or payment shall be deducted from any amounts due to Contractor under this Agreement, with all such costs in excess of the amount deducted to be reimbursed by Contractor to Company promptly following Company’s demand therefor.

8. LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement or other contract documents to the contrary, neither Party shall, under any circumstances, be liable to the other Party for any consequential, indirect, incidental, punitive, exemplary or special damages.

9. TERMINATION AND SUSPENSION.

9.1 Cancellation by Company. This Agreement may be terminated by Company without cause or for convenience upon written notice to Contractor. Upon such a termination, Company’s only liability will be to pay for Products provided and Work completed through the date such termination takes effect and any direct additional and reasonable charges incurred as a result of termination and demobilization from the Project Site. Such payment by Company shall constitute Contractor’s sole and exclusive remedy and Company’s sole and exclusive obligation in connection with such termination.

9.2 Suspension by Company. Company may at any time and from time to time suspend and reinstate the Work without terminating this Agreement, by written notice to Contractor. Any such suspension by Company shall likewise extend any performance obligations under this Agreement.

9.3 Termination upon Contractor’s Default.

9.3.1 If a Contractor Event of Default occurs, then Company may, without prejudice to any other right or remedy Company may have, at any time terminate this Agreement, such termination to become effective immediately upon delivery of notice thereof by Company to Contractor or at such other time Company may dictate in its sole discretion. For purposes hereof, a “Contractor Event of Default” will be deemed to have occurred if: (a) Contractor breaches any of the terms of this Agreement in any material respect; or (b) Contractor is adjudged bankrupt or insolvent, makes a general assignment for the benefit of its creditors, has a trustee or receiver appointed for its property, or files a petition to take advantage of any debtor’s act.

9.3.2 In the event of any termination pursuant to Section 9.3.1, Company may, at its option, complete the terminated Work by whatever method Company may deem expedient and, to the extent the costs of completing such Work exceed those amounts that would have been payable to Contractor hereunder to complete such Work but for Contractor’s default, Contractor shall pay the difference to Company within thirty (30) days after Contractor’s receipt of an invoice for the same. Company’s rights and Contractor’s obligations under this Section 9.3.2 shall be in addition to any other remedies that Company may have against Contractor under law or in equity and shall survive termination.

9.4 Surviving Obligations. Termination of this Agreement (a) shall not relieve the Parties of any obligation hereunder which expressly or by implication survives such termination (including but not limited to under Sections 4.6, 5, 7, 8, 10, 12 and 14) and (b) subject to any provision of this Agreement expressly limiting the liability of either Party, shall not relieve either Party of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination.

10. NON-DISCLOSURE COVENANTS.

10.1 Confidential Information. The “Confidential Information” of a Party means non-public, proprietary, confidential and competitively sensitive data, documents, materials, and other information relating to such Party or such Party’s business, whether or not marked or designated as “confidential” relating to the disclosing Party or its affiliates, in each case, that are directly or indirectly disclosed by the disclosing Party or its representatives to the receiving Party or its representatives in connection with the transactions contemplated under this Agreement. Confidential Information shall not include such information: (a) has been or becomes generally available to the public other than as a result of a disclosure by the receiving Party in violation of this Article; (b) was already known by the receiving Party on a non-confidential basis prior to its disclosure hereunder; (c) has been or becomes available to the receiving Party on a non-confidential basis when the source of such availability is entitled, to the best of the receiving Party’s knowledge, to make such disclosure to the receiving Party; or (d) is or was developed by or for the receiving Party independently of and without reference to information disclosed to the receiving Party hereunder. Without limiting the foregoing, Company’s Confidential Information shall include without limitation this Agreement and all information that Contractor comes to learn about the Project, the Project Site and business during the course of performing the Work.

10.2 Non-Disclosure of Confidential Information. Each Party agrees that, except as provided in this Section 10.2, it will not, without the express prior written consent of the other Party, disclose to any other person or entity the Confidential Information of the other Party. A receiving Party may disclose the disclosing Party’s Confidential Information to those of the receiving Party’s affiliates, associates, vendors, subcontractors, employees, agents, advisors and consultants, but only to the extent that such personnel reasonably need to know such information in connection with such Party’s performance of its obligations under this Agreement (or, in Company’s case, as necessary in connection with the operation or maintenance of its facility). The receiving Party will be responsible for any disclosures by such parties that are in violation of the restrictions set forth in this Section 10.2. Further, either Party may disclose such information as must be disclosed pursuant to requirements of law or valid legal process; provided that the Party making such disclosure shall promptly notify the disclosing Party in advance of any such disclosure and reasonably cooperate (at the disclosing Party’s expense) in attempt to maintain the confidentiality of the Confidential Information.

10.3 Term of Non-Disclosure Covenant. Notwithstanding any expiration or earlier termination of this Agreement, a receiving Party’s obligations under this Article 10 will survive the expiration or termination of this Agreement for two (2) years.

11. STATUS OF THE PARTIES AND CONTRACTOR’S PERSONNEL.

11.1 Contractor is an independent contractor, and neither Contractor nor anyone employed or retained by Contractor shall be deemed for any purpose to be the employee, agent, servant, or representative of Company in the performance of the Work hereunder.  Company shall have no direction or control of Contractor or Contractor’s employees and agents, except as to the results to be obtained with respect to the Work.  Company has the right to issue instructions and directions on all matters concerning the results of the Work and Contractor shall comply and strictly adhere to such instructions and directions. Contractor shall promptly notify Company if Contractor believes such instructions and directions conflict with or violate the terms of this Agreement or requirements of the Owner Project Contract.

11.2 Contractor shall provide sufficient Contractor personnel at all times to ensure performance and completion of the Work in accordance with the provisions of this Agreement.  Contractor warrants and represents to Company that at all times all Contractor personnel employed on the Work shall, for the Work which they are required to perform, be competent, properly qualified, licensed, skilled and experienced in accordance with good industry practice and as required by law.  Contractor shall verify all relevant qualifications of all such Contractor personnel. Contractor shall not subcontract or retain the services of any person or entity that is required to be, but is not, duly licensed to perform such work or services or authorized to do business in the Project’s locale.

12. INSURANCE AND BONDS. Prior to commencing, and during the course of performance of, the Work and any warranty work, Contractor will maintain, at its own expense, and shall cause its subcontractors to maintain the insurance coverages set forth on Attachment 5, (i) at all times during the term of this Agreement and, (ii) with respect to any coverage maintained in a “claims-made” policy, for two (2) years following the termination or expiration of this Agreement; provided that, if a “claims-made” policy is maintained, the retroactive date must precede the Effective Date. Except for worker’s compensation insurance, Contractor’s insurance will include Company as an additional insured and will include a waiver of subrogation in favor of Company. Contractor shall provide a payment and performance bond as set forth on Attachment 5. Contractor shall purchase and maintain the required bonds from a company or companies lawfully authorized to issue surety bonds in the jurisdiction where the Project is located. Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under this Agreement, the Contractor shall promptly furnish a copy of the bonds or authorize a copy to be furnished.

13. CERTAIN PRINCIPLES OF INTERPRETATION. Interpretation of this Agreement shall be governed by the following rules of construction: (a) unless otherwise specified, words defined in the singular shall have the corresponding meaning in the plural and vice versa, and words importing one gender shall include the other gender; (b) the words “including”, “includes” and “include” and words of similar import shall be deemed to be followed in each instance by the words “without limitation” unless otherwise specified; (c) references to articles, sections (or subdivisions of sections), appendices, exhibits or schedules shall be to articles, sections (or subdivisions of sections), appendices, exhibits or schedules of or to this Agreement unless otherwise specified; (d) the headings contained in this Agreement shall be for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (e) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement as a whole, including the appendices, exhibits and schedules hereto, and not to any particular section or clause, unless expressly so limited; (f) references to “$” shall mean U.S. Dollars; (g) where provision is made for agreement or the giving of notice, approval or consent by any Party, such agreement, notice, approval or consent must be in writing unless otherwise specified; and (h) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or burdening any Party by virtue of the authorship of any of the provisions herein.

14. MISCELLANEOUS.

14.1 Documents. All documents including drawings and specifications prepared or furnished by Contractor, its employees, subcontractors or agents pursuant to this Agreement shall be the property of Company.

14.2 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to any conflict of law principles that would require the application of the laws of another jurisdiction. All actions or proceedings with respect to this Agreement may be instituted in any state or federal court sitting in Maricopa County, Arizona, and each Party irrevocably and unconditionally submits to the nonexclusive jurisdiction (both subject matter and personal) of each such court, and waives any objection that such Party may now or hereafter have to the laying of venue in any of such courts and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUCH ACTION. Any claims by Contractor which involve additional time or compensation resulting from the actions or inactions of the Owner, or claims that Company is entitled or obligated to submit to Owner pursuant to the terms of the Owner Project Contract, shall be submitted by Contractor to Company in accordance with the provisions of the Owner Project Contract, with sufficient lead time and detail to allow Company to fully comply with its obligations thereunder in connection with the pursuit of such claims. Notwithstanding anything to the contrary in this Agreement or Section, Contractor agrees that Company may (but is not required to) join Contractor as a party in any arbitration or other dispute resolution process initiated pursuant to the terms of the Owner Project Contract, and Contractor shall submit to and be bound by the authority, jurisdiction, and award or judgment rendered as a result of such process.

14.3 Assignment. A Party shall not assign or transfer, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Company may without Contractor’s consent assign this Agreement to an affiliate of Company, may assign this Agreement to Owner as and if required by the terms of the Owner Project Contract, and may also collaterally assign this Agreement to lenders providing financing for Company’s project.

14.4 No Partnership. Contractor and Company are each independent of the other and nothing in this Agreement is intended, or shall be deemed, to create a partnership, association, trust, franchise, employment relationship or joint venture of the Parties.

14.5 Waiver. No Party shall be deemed to have waived any provision of this Agreement unless such waiver shall be in writing and signed by an authorized representative of such Party. Electronic mail shall not be considered a “writing” for purposes of this Section.

ATTACHMENT 2

WORK SCHEDULE

[XXX weeks]

ATTACHMENT 3

PAYMENT TERMS

Payment for the Work shall made to Contractor within thirty (30) days upon receipt of invoice for the Work performed as set out below [ten percent (10%)] retainage of the amount otherwise due, which Company may release and pay upon the completion and acceptance of the Work as otherwise set out in this Agreement. The Company may, in its sole discretion, reduce the amount to be retained at any time.

Item	Description of Work	Scheduled Value
1.	[To come.]	[To come.]
2.	[To come.]	[To come.]
3.	[To come.]	[To come.]
4.	[To come.]	[To come.]
5.	[To come.]	[To come.]
6.	[To come.]	[To come.]
7.	[To come.]	[To come.]
8.	[To come.]	[To come.]
9.	[To come.]	[To come.]

	Total	[To come.]

ATTACHMENT 4

SCOPE OF WORK

ATTACHMENT 5

INSURANCE AND BOND REQUIREMENTS

MINIMUM INSURANCE COVERAGE

1.	Commercial General Liability:

Commercial General Liability insurance (“CGL”) written on an occurrence-based form including contractual liability, against claims for bodily injury, including without limitation sickness, disease or death, broad form property damage, including loss of use resulting therefrom, personal and advertising injury, products, or completed operations.  The CGL shall not exclude, by endorsement or otherwise, coverage for bodily injury or property damage claims arising out of the rendering of or failure to render constructions work.

The CGL coverage minimum limits required shall be $1,000,000 each occurrence (bodily injury/property damage); $1,000,000 products/ completed operations aggregate; $1,000,000 personal and advertising injury (any one person); $2,000,000 general aggregate (other than products/completed operations).

Sudden and Accidental Pollution coverage shall be included.

Excess Liability in the amount of $2,000,000 will be placed excess of the Commercial General Liability.

The products and completed operations coverage under the CGL shall be maintained for the period of any applicable statute of limitations or five years following completion of the Work or earlier termination of the Agreement, whichever is longer.

2.	Automobile Liability

Commercial Automobile liability insurance coverage for bodily injury and property damage arising out of the operation (including loading or unloading) of all owned, hired, borrowed and non-owned vehicles used by Contractor, with minimum combined single limit of $1,000,000 each accident (bodily injury, death or property damage).

If Contractor transports by vehicle any hazardous waste, products, fluids, or materials that could damage the environment if released, this insurance shall also be endorsed to include coverage for claims under the Motor Carrier Act of 1980 (e.g., MCS-90 endorsement) and broadened pollution coverage (endorsement CA9948 or equivalent) resulting from the transportation of materials identified as hazardous during the performance of the Work.

3.	Workers’ Compensation & Employers’ Liability:

Workers’ Compensation insurance in the form and with limits prescribed by statutory law, and Employers’ Liability insurance with limits of at least $1,000,000 bodily injury each accident; $1,000,000 bodily injury each employee by disease; and $1,000,000 bodily injury each disease aggregate.  The policy(ies) shall include “other states” coverage.

4.	Umbrella/Excess Coverage:

Contractor shall procure and maintain Umbrella or Excess Liability Insurance with minimum limit of $4,000,000. Coverage shall be excess of the required Commercial General Liability, Automobile Liability, and Workers’ Compensation & Employers’ Liability coverage required to be maintained herein.

Coverage shall include: Coverage at least as broad and on a following form basis in excess of the underlying minimum coverage required herein; specifically include Contractor’s contractual liability; and aggregate limits, if any, shall apply separately to each annual policy period to the extent applicable.

5.	Property/Physical Damage: Contractor shall provide coverage for loss of or damage to equipment and machinery used by the Contractor in the performance of Work set forth in this Agreement, including loss or damage during loading, unloading, and while in transit. Such coverage shall be on an all-risk basis or its equivalent, subject to a limit of not less than the agreed value at the time of loss, with any and all deductibles to be assumed by, for the account of, and at Contractor’s sole risk.

Coverage Terms and Conditions

1.	Additional Insured: All Contractor insurance policies (except Workers’ Compensation) shall name Company (together with its affiliated companies, agents, directors, officers, agents and employees, collectively referred to herein as “affiliates”) as an additional insured. Coverage as an additional insured for Company and its affiliates must include coverage for any alleged or actual act, omission, failure to act or negligence on the part of Contractor, its employees and subcontractors and their employees, and/or Company and its affiliates relating to performance of the Agreement.

2.	Waiver of Subrogation: Contractor shall waive and request its insurers to waive all rights of subrogation against Company, its affiliates and insurers, and contain an assignment of all statutory liens, if applicable.

3.	Primary and Non-Contributory: All insurance policies and coverage of Contractor shall, to the extent of the risks and liabilities assumed by Contractor in the Agreement, extend to and protect the Company and its affiliates to the fullest extent. The amount of such coverage, including excess and umbrella insurance, shall be primary to, and receive no contribution from, any other insurance or self-insurance programs maintained by or on behalf of or benefiting Company.

4.	Cancellation of Insurance: Contractor shall provide Company at least thirty (30) calendar days prior written notice by certified mail, return receipt requested, of any cancellation of, non-renewal, or material change as may adversely affect any insurance policy or coverage in force. If Contractor fails or neglects to obtain or renew the required insurance and furnish evidence thereof to Company with an acceptable Certificate of Insurance form, Company shall have the right (but not the obligation) without any notice and cure period: (a) to procure such insurance and reduce any amount payable to Contractor by the cost thereof, or alternatively, collect such amount from Contractor; or (b) to deem such failure or neglect on the part of Contractor as a material breach of the Agreement. Contractor shall not intentionally do, allow or permit anything to be done that will affect, impair or contravene any policies of insurance that may be in force hereunder. Contractor shall be solely responsible for and promptly pay when due, any and all premiums for all such insurance.

Attachment 5, Page 2

5.	Self-Insurance and Retentions: Contractor shall be responsible to pay any deductibles or retentions, including Company’s deductibles or retentions, under any insurance policies maintained as required in this Article, and for all losses, damages or liabilities resulting from Contractor’s failure to provide or maintain the insurance required in this Article. Deductible and self-insured retention amounts for all required insurance will be commercially reasonable and subject to Company’s reasonable approval. Deductibles and self-insured retention amounts shall be disclosed on the certificate of insurance and subject to Company’s approval.

6.	Subcontractors: Without in any way limiting Contractor’s liability pursuant to the Agreement, Contractor shall obtain from its approved subcontractors, if any, the insurance coverages and endorsements set forth in the Agreement. Both Company and Contractor shall be named as additional insureds under all subcontractors policies with the exception of Workers’ Compensation. A waiver of subrogation in favor of both Company and Contractor shall be included on all insurance policies required to be maintained under the Agreement. Contractor and its subcontractors shall not commence the shipment of equipment or materials or commence Work until all the insurances required of Contractor and its subcontractors are in force and the necessary documents, if requested by Company have been received by Company.

MINIMUM BOND REQUIREMENTS

1.	Performance Bond: [___N/A_______]

2.	Payment Bond: [___N/A_______]

Attachment 5, Page 3